Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of TechyBird Acquisition Corp., of our report dated August 24, 2023, except for Notes 1, 3, 4, 5 and 7 which are dated October 24, 2023, on our audit of the balance sheet of TechyBird Acquisition Corp. as of July 10, 2023, and the related statements of operations, changes in shareholder’s deficit and cash flows for the period July 4, 2023 (inception) through July 10, 2023, and the reference to us under the caption “Experts.”

Ocean, New Jersey
December 28, 2023